Exhibit 99.1

DOUGLAS LAKE MINERALS INC.

Press Release

Source: Douglas Lake Minerals Inc. (DLKM.OTC)

Douglas Lake and Canaco create partnership to explore Tanzania

Vancouver, April 26, 2006; Douglas Lake Minerals Ltd (DLKM: OTCBB) and Canaco Resources Inc (CAN: TSX-V) are pleased to announce the Companies' Strategic Alliance is now the subject of a formal agreement that will form the basis for a partnership to explore mineral licenses in Tanzania.

The Strategic Alliance creates an exclusive partnership between Canaco and Douglas Lake for exploration development of exploration assets currently held by Douglas Lake and those Douglas Lake is negotiating to acquire.

In August 2005, Douglas Lake signed an agreement to acquire five prospecting licences in Tanzania, of which Douglas Lake currently holds 100% interest in three prospecting licenses. Douglas Lake has in the past few months been negotiating, and has now completed negotiations, with the holder of the two remaining prospecting licences.

These concessions include prospecting licenses with active artisanal mining operations located along a newly discovered gold belt in east-central Tanzania. Recent gold discoveries made by local prospectors have occurred on a district scale and have defined an extent of mineralization with a strike-length of over 100 kilometres. The geology and location of the known gold discoveries, which occur in both alluvial and in bedrock settings, suggests the mineralization controlled by regional structures.

Canaco will initiate work on the properties immediately.

In completing the Strategic Alliance Agreement Canaco has agreed to make a cash payment to Douglas Lake of US$350,000 and has committed to spend up to US$2.0M over the next two years performing initial assessment of the mineral potential of any properties that Douglas Lake acquires in Tanzania. In exchange, Douglas Lake has agreed to grant Canaco the right to earn up to a 70-per-cent interest in any prospects that meet the company's acquisition criteria through specific option agreements on properties of Canaco's choosing.

The management of Douglas Lake and Canaco believe this partnership creates a significant opportunity, combining the strengths of both companies; Douglas Lake's ability to generate quality exploration assets in Tanzania and Canaco's depth of technical expertise in the exploration and development of base and precious metal deposits. Together, the combined effort will be directed toward developing a significant portfolio of exploration assets and creating shareholder value to benefit both companies over the next two years.

No Exchange has neither approved nor disapproved of the information contained herein. This press release many contain forward-looking statements based on assumptions and judgments of management regarding future events or results that may prove to be inaccurate as a result of exploration and other risk factors beyond its control and actual results may differ materially from the expected results. The Company does not expect to update forward-looking statements continually as conditions change. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's quarterly filings with the SEC and other periodic filings.

For further information please contact:

Harp Sangha,
CEO & President

604-488-0855 or harpsangha@shaw.ca